Exhibit 10.3.1

Bank Use Only:	Customer Number
Account Number

FULL DOCUMENTARY STAMP TAX IN THE AMOUNT OF $2,450.00 IS BEING PAID TO THE FLORIDA DEPARTMENT OF REVENUE WITH THE EXECUTION AND DELIVERY OF THIS NOTE BECAUSE THIS NOTE IS EXECUTED IN FLORIDA BUT SECURED BY GEORGIA REAL PROPERTY.

RBC Bank	Commercial Promissory Note
(Creditline Variable Rate)

$11,150,000.00	Orlando, Florida
October 17, 2011
Original Credit Facility

FOR VALUE RECEIVED, the undersigned (whether one or more, “Borrower”) promises to pay to RBC BANK (USA) (“Bank”), or order, the principal sum of ELEVEN MILLION, ONE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($11,150,000.00), or so much thereof as may have been disbursed from time to time and remains unpaid, together with interest, fees, premiums, charges and costs and expenses as set forth in this Note. Payments by Borrower under this Note will be made as provided in this Note. Payments will be made at the office of Bank, or such other place as Bank may designate in writing from time to time. Bank’s office is located at 420 South Orange Avenue, Suite 300, Orlando, Florida 32801.

Line of Credit

This Note evidences a Credit Facility Bank has made available to Borrower. The Credit Facility is a line of credit. Under the Credit Facility, Borrower may make requests to Bank for Advances under this Note and Bank will, on the basis of those requests, make Advances under this Note to or for the benefit of Borrower up to 2:00 p.m. on the Facility Termination Date, or if the Facility Termination Date is not on a Business Day, up to 2:00 p.m. on the Business Day immediately preceding the Facility Termination Date. Amounts Advanced under this Note, once repaid, may not be re-Advanced, unless Bank, in its discretion, agrees otherwise in writing prior to any re-Advance. Without Bank’s prior, written, discretionary consent, at no time may the unpaid principal balance outstanding under this Note exceed the face amount of this Note. All Advances under this Note will be subject to and made on the terms and conditions of this Note and the other Loan Documents, including Borrower’s satisfaction of all conditions precedent to any Advances or waiver of such conditions by Bank. Upon the occurrence of an Event of Default and continuance thereof under this Note, in addition to Bank’s other rights and remedies, Bank may limit, restrict, suspend or terminate Borrower’s right to receive any future or additional Advances under this Note and the other Loan Documents.

Borrower will be liable under this Note for only so much of the principal amount as equals the total of the amounts Advanced to or for Borrower by Bank from time to time under this Note, less all payments made by or for Borrower and applied by Bank to principal, and for interest on each such Advance, fees, premiums, charges and costs and expenses incurred or due hereunder, all as shown on Bank’s books and records which will be conclusive evidence of the amount owed by Borrower under this Note, absent a clear and convincing showing of bad faith or manifest error.

Interest Rates

Except as provided below, prior to maturity of this Note, interest will accrue on the unpaid principal of this Note at the greater of the following (the “Interest Rate”): (1) the Minimum Interest Rate or (2) an interest rate per annum equal to 3.50% plus the LIBOR Base Rate. The “LIBOR Base Rate” is the London Interbank Offer Rate for U.S. Dollars for a term of one month which appears on Bloomberg Professional screen BBAM (or any generally recognized successor method or means of publication) as of 11:00 a.m., London time, two (2) London business days prior to the day on which the rate will become effective. The rate for the first month or part thereof will initially become effective on the date of the Note as shown on the face hereof. Thereafter, the rate will change and a new rate will become effective on the first calendar day of each succeeding month. If for any reason the London Interbank Offer Rate is not available, then the “LIBOR Base Rate” shall mean the rate per annum which banks charge each other in a market comparable to England’s Eurodollar market on short-term money in U.S. Dollars for an amount substantially equivalent to the principal amount due under this Note as determined at 11:00 A.M., London time, two (2) London business days prior to the day on which the rate will become effective, as determined in Bank’s sole discretion. Bank’s determination of such interest rate shall be conclusive, absent manifest error.

Upon the occurrence and continuance of an Event of Default under this Note, but prior to maturity of this Note, at Bank’s option, interest will accrue on the unpaid principal of this Note at the Default Rate. After maturity of this Note, until this Note is paid in full, interest will accrue on the unpaid principal of this Note, and all unpaid interest, fees, premiums, charges and costs and expenses, at the Default Rate. The Default Rate will be the Interest Rate plus 5%.

This is a variable rate note with a Minimum Interest Rate. The rates at which interest accrues under this Note may change from time to time. Any changes in the interest accrual rates will equal changes in the variable rate index to which such interest rates are tied. But, the rates at which interest accrues under this Note and the rates at which interest accrues under the other Loan Documents will not, at any time, be less than the Minimum Interest Rate, even if a change in the aforementioned variable rate index would result in lower interest rates. Bank will not have any obligation to notify Borrower of adjustments in any interest rates under this Note or any of the other Loan Documents. Adjustments to any rate of interest will be effective first day of next month.

All interest payable under this Note will be calculated monthly and will accrue daily on the basis of the actual number of calendar days elapsed and a year of three hundred sixty (360) calendar days. All accrual rates of interest under this Note will be contract rates of interest, whether a pre-default rate or a default rate, and references to contract rates in any Loan Documents executed and delivered by Borrower or others to Bank in connection with this Note will be to such contract rates.

Payment Terms

Initial Term. Prior to maturity of this Note, principal and interest will be paid as follows: Interest shall be payable monthly, in arrears, beginning November 17, 2011 and continuing on the same calendar day of each consecutive month thereafter until October 17, 2014 (the “Maturity Date”), when one final payment of the entire balance of principal, interest, fees, premiums, charges and costs and expenses then outstanding on this Note will be due and payable.

Extended Term. Should Borrower satisfy the Extended Term Conditions below, as determined by Bank, at Bank’s reasonable discretion, the Maturity Date will be extended to October 17, 2016 (the “Extended Maturity Date”), whereby principal and interest shall be payable as follows: Principal shall in full equal consecutive monthly payments of $17,050.00 each, together with accrued but unpaid interest, commencing on November 17, 2014, and continuing on the same day of each calendar month thereafter until the Extended Maturity Date, when one final payment of the entire balance of principal, interest, fees, premiums, charges and costs and expenses then outstanding on this Note will be due and payable in full.

The “Extended Term Conditions” shall mean that prior to the Maturity Date, Borrower attains Debt Service Coverage of 1.35 to 1.00, (ii) the amount outstanding under this Note is no greater than 50% of the updated appraised value of the Office Project and (iii) Borrower pays Bank an extension fee equal to 0.50% of the Loan amount outstanding.

“Debt Service Coverage” means the ratio of (a) net operating income for the Office Project to (b) Debt Service Denominator.

For the purposes of calculation Debt Service Coverage, net operating income for the Office Project shall be calculated using the preceding 12 months of operations and will account for all property expenses, including real estate taxes, a management fee of not less than 5.00% and reserves for replacement of at least $0.15 per square foot of space.

“Debt Service Denominator” shall be calculated by annualizing monthly principal and interest payments derived by using the outstanding Loan amount at the time of the test amortized over 25-years at the actual interest rate charged on this Note.

If Borrower has authorized Bank, or in the future authorizes Bank, in writing, to automatically draft Borrower’s payments under this Note, then on each payment date Bank will draw or debit from the demand deposit account or other account Borrower has designated for such purpose, as shown on Bank’s records, the amount of the payment then owing, and Bank will draw or debit from such designated account any other amounts Borrower then owes Bank under this Note and under any of the other Loan Documents. Bank generally will provide Borrower approximately ten (10) calendar days prior notice of each draw or debit, but Bank’s failure to provide Borrower prior notice will not limit, negate or otherwise affect Bank’s right to draw or debit, or Borrower’s obligation to have sufficient available funds on deposit at the time Bank draws or debits Borrower’s account. Bank’s right to draw upon or debit Borrower’s account will not relieve Borrower of its repayment obligations under this Note and the other Loan Documents, and the lack of available funds to enable Bank to draw amounts due on the due date thereof or within any cure period applicable thereto, will be an Event of Default under this Note.

Payments made under this Note will be applied in such order as Bank, in its discretion, determines appropriate, unless applicable law mandates a specific order for application of payments. Payments received on a day other than a business day will be deemed received by Bank on the immediately following business day and payments received after 2:00 p.m. (local time in the place designated above for payment) on any business day will be deemed received by Bank on the next business day.

This Note may be prepaid in whole, or in part, at any time without any fee or premium.

Supporting Documents

The Credit Facility was made pursuant to a commitment letter from Bank to Borrower and Global Growth Trust, Inc. dated September 21, 2011.

Borrower and Bank have entered into a Credit Line Loan Agreement, dated of even date herewith (“Loan Agreement”). The terms of the Loan Agreement are incorporated into this Note.

This Note is secured by the Security Documents. The Security Documents include the following: Deed to Secure Debt (“Mortgage”) dated of even date herewith, given by Borrower in favor of Bank, to be recorded in the Public Records of Gwinnett County, Georgia. The following is a general reference to the real property encumbered by the Mortgage: three multi-tenant class A office buildings totaling 263,742 square foot of space on 20.085 acres of land located at 3505, 3555 and 3575 Koger Boulevard, Duluth, Georgia 33096 (the “Office Project”).

Late Charges and Expenses

Borrower agrees to pay, upon demand by Bank, for each payment past due for fifteen (15) or more calendar days, a late charge in an amount equal to the lesser of (1) five percent (5%) of the amount of the payment past due or (2) the maximum percentage of the payment past due permitted by applicable law, or the maximum amount if not expressed as a percentage.

If this Note is not paid in full whenever it becomes due and payable, Borrower agrees to pay all of Bank’s costs and expenses of collection, including reasonable attorneys’ fees.

Default and Acceleration

Any one or more of the following will constitute an event of default under this Note (“Event of Default”): (1) the failure of Borrower to pay within five (5) calendar days after its due date, any payment described herein, whether principal, interest, fees, premiums, charges or costs and expenses; (2) the breach by Borrower of any of its non-payment obligations under this Note and the failure of Borrower to cure the breach within thirty (30) calendar days after receipt of written notice of the breach from Bank, unless extended by Bank in writing; (3) the occurrence of a default or an event of default under the Loan Agreement, any of the Security Documents or any of the other Loan Documents, and the failure of such default to be cured within any applicable grace period contained in the document under which the default occurred; (4) the termination or attempted termination, in whole or in part as to present or future obligations, of any guaranty of, or other supporting obligation for the Credit Facility that has been given or that may be given in the future by any person; or (5) the occurrence of a default or an event of default under any other indebtedness or obligation now owing or in the future owing by Borrower to Bank and the failure of such default to be cured within any applicable grace period.

Upon the occurrence of an Event of Default under this Note, (1) the entire unpaid principal balance of this Note and all interest, fees, premiums, charges, costs and expenses owing and to be owing under this Note, will, at the option of Bank, become immediately due and payable, without notice or demand, and (2) the Bank may, both before and after acceleration, exercise any of and all of its other rights and remedies under this Note and the other Loan Documents, as well as any additional rights and remedies it may have at law or in equity. The failure by Bank to exercise any of its options will not constitute a waiver of the right to exercise same in the event of any subsequent default.

General Terms

Borrower waives presentment, demand, protest and notice of dishonor.

Time is of the essence for the performance of all of Borrower’s covenants and agreements set forth in this Note, including its payment obligations under this Note.

Payment of this Note in whole or in part, or any other partial or full satisfaction or discharge of Borrower or Borrower’s obligations under this Note, will not release or otherwise terminate any of the security interests or liens created by any of the Security Documents, or entitle any person to a release or termination thereof; the terms of each Security Document will be determinative of when and the conditions under which any of the security interests or liens created by such Security Document will be released or otherwise terminated.

This Note will be governed by the substantive laws of the State of Florida, excluding, however, the conflict of law and choice of law provisions thereof. Borrower submits to the jurisdiction of either the state courts of the jurisdiction whose laws govern this Note, or a United States District Court for any federal district in such jurisdiction, over any action or proceeding arising from or related to this Note; and, Borrower irrevocably waives the defense of improper venue or an inconvenient forum.

Each provision of this Note will be interpreted in a manner so as to be valid under applicable law, but if any provision of this Note is held invalid under such law by a court or other tribunal of competent jurisdiction, the provision will be ineffective to the extent of such invalidity without invalidating the remainder of such provision or the remaining provisions of this Note, or the application thereof will be in a manner and to an extent permissible under applicable law.

If the rate at which interest accrues under this Note exceeds at any time the maximum contract rate which may be charged to or collected from Borrower on the Credit Facility under applicable law, or if any fees, premiums, charges or costs and expenses assessed against or collected from Borrower exceed those permitted by law, then ipso facto the same will be reduced to the limits prescribed by law; and, if Bank receives any interest, fees, premiums, charges or costs and expenses in excess of any limits prescribed by law, such excess will be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity, even if not then due, or at the option of Bank, paid to Borrower.

Borrower, to the extent permitted by law, waives any right to a trial by jury in any action or proceeding arising from or related to this Note.

This Note will apply to and bind Borrower’s successors and assigns. From time to time Bank may assign this Note or sell to one or more financial institutions or other lenders a participation in the Credit Facility. Bank will not be under any obligation to disclose to Borrower or any other Obligor the fact that it is soliciting participations or that it has sold participations in the Credit Facility. The sale of one or more participations in the Credit Facility by Bank will not relieve Bank of its obligations under the Loan Agreement and will not grant to Bank (or any participants), Borrower or any other Obligor any greater rights relative to the Credit Facility or under any of the Loan Documents, and it will not relieve Borrower or any other Obligor of any of their respective obligations on the Credit Facility or under any of the Loan Documents. To the extent Bank sells participations in the Credit Facility, when requested, Borrower will permit such participants to conduct any inspections and audits Bank is permitted to undertake under this Agreement with Bank or separate from Bank, and Borrower and the other Obligors will otherwise communicate with such participants with respect to the Credit Facility and the Loan Documents, when requested to do so by Bank in connection with such participants’ determination of whether to acquire a participation interest in the Credit Facility. In all other circumstances, in the event of the sale of participation interests by Bank, Borrower and Obligors shall be required to communicate only with Bank, who will then communicate with all participants.

This Note and the other Loan Documents contain the entire/final agreement between Borrower and Bank relative to the Credit Facility. Bank will be under no obligation to extend, renew or refinance the Credit Facility, or amend, modify or change any provision of this Note. This Note and any of the rights and remedies of any of the parties to this Note may not be changed or waived orally, but only by an agreement in writing signed by the party against whom enforcement of any change or waiver is sought.

Definitions

In this Note: (1) “Borrower” refers to GGT Gwinnett Center GA, LLC, a Delaware limited liability company; (2) “Credit Facility” refers to the loan, line of credit or other credit facility evidenced by this Note; (3) “Facility Termination Date” refers to the last day on which Borrower may request an Advance, which day is October 17, 2014, unless otherwise extended by Bank in writing; (4) “maturity of this Note” refers to the date on which payment of the entire balance of principal then outstanding on this Note becomes due and payable in full, whether the stated maturity date, by acceleration or otherwise; (5) “Minimum Interest Rate” means 4.95% per annum, which is the lowest per annum rate at which interest will accrue under this Note and under the other Loan Documents; (6) “Note” refers to this Commercial Promissory Note; (7) “Security Documents” refers to the security documents and supporting obligations which reference that they secure this Note or reference that they secure all obligations of Borrower to Bank, and includes all security documents and supporting obligations shown on Bank’s records as being security documents or supporting obligations that secure this Note, whether or not such security documents or supporting obligations correctly or accurately refer to this Note; and (8) any terms defined in the Loan Agreement that are not defined in this Note will have the meanings in this Note given thereto in the Loan Agreement, and the rules of construction or rules related to use of terms in the Loan Agreement will apply to this Note.

The Minimum Interest Rate will be reduced to 4.20% upon Borrower attaining a Debt Service Coverage of 1.35 to 1.00 (the “Adjusted Minimum Interest Rate”). Borrower may request Bank’s acknowledgement of such reduction in the Minimum Interest Rate in writing, accompanied by financial reports and information reasonably requested by Bank, which demonstrates such Debt Service Coverage, and upon Bank’s review and acceptance thereof, the Adjusted Minimum Interest Rate shall be effective as of the date of such written request.

Deposit Requirement. Borrower, Global Growth Trust, Inc., a Maryland corporation (“GGTI”), or any affiliate of Borrower or GGTI shall deposit and maintain, in aggregate, no less than $800,000.00 in a deposit account with Bank during the term of this Note in order to meet the Deposit Requirement. In the event the Deposit Requirement is not met, the Minimum Rate will increase from 4.95% to 5.25%, and the Adjusted Minimum Interest Rate will increase from 4.20% to 4.50%.

EXECUTED by the undersigned as of the day and year first above stated.

GGT GWINNETT CENTER GA, LLC, a Delaware limited liability company

By:	/s/ Steven D. Shackelford
Steven D. Shackelford
Executive Vice President

[seal]

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